FOR: CONTACT:	International Speedway Corporation Wes Harris Senior Director, Investor Relations (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RECORD RESULTS
FOR THE FIRST QUARTER OF FISCAL 2005
- First Quarter Revenue and Earnings Increase 37% and 48%, Respectively, Over 2004 -
- Company Raises Second Quarter and Full Year Fiscal 2005 Guidance -

DAYTONA BEACH, FLORIDA - April 5, 2005 - International Speedway Corporation (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported record results for the first quarter ended February 28, 2005.

First Quarter Comparison

Total revenues for the first quarter were $179.4 million compared to revenues of $130.6 million in the prior-year period. Operating income was $71.8 million during the period compared to $47.1 million in the first quarter of fiscal 2004. Net income for the first quarter of fiscal 2005 was $41.1 million, or $0.77 per diluted share, compared to net income of $27.8 million, or $0.52 per diluted share, in the prior-year period. Prior year financial statements reflect the discontinued operations, net of tax, of North Carolina Speedway, which was sold in July 2004. In addition, the long-lived assets of Nazareth Speedway are held for sale as of November 30, 2004, and its results are recorded as discontinued operations, net of tax, for all periods presented. Significantly contributing to the 2005 first quarter results was the realignment of California Speedway's spring NASCAR NEXTEL Cup Series weekend from the second to the first quarter. Partially offsetting the increases for the quarter was the timing of Homestead-Miami Speedway's IRL IndyCar Series weekend, which was held in the first quarter of 2004 but scheduled for the second quarter of 2005.

"We are pleased to report record first quarter results that exceeded our expectations," commented Lesa France Kennedy, President of ISC. "The strong momentum of 2004 has continued into this year, underscored by the increased attendance and television viewership seen to date for the majority of our first quarter events. The realignment of California's Spring NASCAR weekend significantly contributed to our outstanding results. For comparable events, we posted increases across all major revenue streams led primarily by higher television and media revenue, strong sponsorship and hospitality income, and increased attendance-related revenues. In addition, we were extremely pleased with the highly successful debut of the renovated infield at Daytona International Speedway. The new infield was also a financial success, as NEXTEL FANZONE admissions sold out for the Daytona 500 and many guests enjoyed the unparalleled hospitality amenities of the new Daytona 500 Club."

2005 First Quarter Highlights

Highlights of the first quarter of 2005 include:

  The Grand American Road Racing Series Rolex 24 at Daytona kicked off 2005 Speedweeks in dramatic fashion. The country's premier sports car endurance race featured more than 60 entries and numerous world-renowned drivers, including several NEXTEL Cup Champions. More notably, the event posted a more than 25% increase in attendance over the prior year.
  The following weekend, the Bud Shootout posted a more than 20% increase in attendance as fans watched Jimmie Johnson claim his first victory at Daytona. In addition, the Gatorade Duel, the twin qualifying races for the Daytona 500, hosted larger crowds as compared to the prior year, as did the Crown Royal IROC and Florida Dodge Dealers 250 NASCAR Craftsman Truck races.
  Continuing the Company's success at Daytona, increased attendance was also recorded for the Hershey's Take 5 300 Busch Series event. Highlighted by thrilling racing action, Tony Stewart battled from 17th position in the closing laps to capture his first ever Busch Series victory. The 2004 race was postponed due to inclement weather and held on the following Monday.
  A capacity crowd witnessed one of the most exciting Daytona 500's in the event's history. Ending in the race's first ever green-white-checkered finish, Jeff Gordon emerged from a pack of top drivers, including Kurt Busch and Dale Earnhardt Jr., to capture his third Daytona 500. More than 35 million viewers nationwide tuned in to watch NASCAR's richest, most prestigious event. The 2005 Daytona 500 tied for the highest broadcast rating in the event's history and drew the largest audience ever for a NASCAR race broadcast on FOX.
  Speedweeks was also highlighted by the successful debut of Daytona's newly renovated infield. Thousands of guests enjoyed the NEXTEL FANZONE, which featured specialty cuisine from the upscale "Bistro," various forms of entertainment, live national television and radio broadcasts and interactive displays. Fans also received behind-the-scenes viewing access to pre-race activities from atop the NEXTEL Cup garages and watched their favorite teams in action through garage windows amidst the festive atmosphere. In addition, fans enjoyed Daytona's new signature structure, the Daytona 500 Club, which overlooks the new Gatorade Victory lane.
  California hosted a NASCAR triple-header weekend for the second weekend of the season. The Craftsman Truck and Busch series races both finished in East coast prime time and posted strong television viewership results. In addition, the Auto Club 500 recorded the second-highest broadcast rating ever for a non-Daytona 500 Cup event. Partially offsetting the significant positives of the weekend was lower-than-expected ticket sales. With the addition of a second Cup weekend beginning in the fall of 2004 and a shorter selling window for the 2005 spring weekend, the Company expected ticket sales to be challenging. However, attendance was further impacted by record-breaking rainfall during the final month leading up to the race weekend.

During the first quarter, the Company benefited from new multi-year official status agreements with several well-known companies, including Checkers/Rally's Restaurants, American Automobile Association, ConAgra Foods, Goodyear and XM Satellite Radio. 2005 first quarter results also include the impact of renewed or expanded agreements with companies such as UPS and Valvoline, and ISC expanded its Nextel relationship to include entitlement of Daytona's FANZONE and pre-race activities. In addition, ISC signed multi-year entitlement agreements with the United Auto Workers and Ford for Talladega Superspeedway's fall Cup event, and the Automobile Club of Southern California for California's spring Cup race. Including the positive impact of an additional Martinsville Speedway Cup weekend, the Company continues to expect growth in sponsorship and hospitality revenue in the low to mid double-digits for fiscal 2005.

Ms. France Kennedy commented, "We continue to see strong interest from corporations seeking to leverage our national footprint and desirable fan demographics to further expand their brand awareness and customer base. During the quarter, we signed several noteworthy multi-track agreements, including our first Quick Service Restaurant official status category partnership with Checkers and Rally's Restaurants. We are also seeing an increase of non-traditional motorsports sponsors as a result of the sport's expanding appeal. Finally, given our portfolio of premier events and facilities, and significant attention to sponsor satisfaction, we can effectively tailor marketing partnerships to meet the needs of large national corporations as well as smaller regional businesses."

Recent Developments

To date in the second quarter, Daytona hosted Bike Week in early March. In addition, Homestead-Miami Speedway held a successful IRL IndyCar weekend, highlighted by exciting wheel-to-wheel racing as Dan Wheldon took the checkered flag in the IRL IndyCar season opener. Finally, Phoenix International Raceway's IndyCar weekend featured thrilling on-track competition as Sam Hornish Jr. held off a charging field to win in a green-white-checkered finish.

Upcoming second quarter events include a NASCAR NEXTEL Cup and Craftsman Truck weekend at Martinsville, followed by four consecutive NEXTEL Cup and Busch weekends at Phoenix, Talladega, Darlington Raceway and Richmond International Raceway. Advanced ticket sales for upcoming events continue to be strong. A sold out crowd is expected at Martinsville for the NEXTEL Cup Advance Auto Parts 500, and the Company anticipates strong attendance for the inaugural SUBWAY Fresh 500 Cup event at Phoenix, which will finish "under the lights" during East coast prime time. Talladega is experiencing a significant increase in advanced ticket sales for its Aaron's 499 Cup weekend, as is Darlington for the Dodge Charger 500. Lastly, Richmond anticipates strong weekend attendance, and the Chevy American Revolution 400 NEXTEL Cup event is expected to sell out.

The Company continues to make progress in its facility development efforts in the New York City borough of Staten Island. ISC has begun the permitting process with the city of New York, while concurrently proceeding with its detailed feasibility study to further evaluate project costs, public incentives availability, environmental impact assessments and remediation required, if any. In addition, Company representatives continue to meet with local resident groups and public officials to discuss the proposed project.

In the Pacific Northwest, ISC continues to evaluate suitable locations for the development of a motorsports facility. Several municipalities, along with State representatives, continue to indicate a high level of interest in the project and the Company remains optimistic of its prospects in this underserved region of the country.

Lastly, the Company recently reached settlement with the CART Liquidation Trust ("the Trust") that allows a claim in ISC's favor of $2.0 million in the CART bankruptcy. The claim is based on the failure to return ISC's sanction fee paid to CART, less allowable expenses, for the 2003 event scheduled in California that was canceled because of the state of emergency due to wildfires in Southern California at the time. Once the U.S. Bankruptcy Court, Southern District of Indiana, has approved the good faith settlement at a hearing scheduled for mid-April, the Company will be positioned to recover the first $1.5 million of the claim. If there are not sufficient funds remaining in the Trust to fully satisfy the allowed claim of $2.0 million, the Company will pursue the remaining funds, or up to $500,000, from Champ Car World Series (formerly Open Wheel Racing Series), as represented and agreed to at the CART bankruptcy hearing held in January 2004.

Outlook

ISC reiterates its 2005 second quarter revenue guidance of $150 to $155 million. However, as a result of the anticipated $1.5 million before-tax CART settlement, ISC is raising its second quarter earnings guidance to $0.47 to $0.49 per diluted share. ISC is also increasing its full year guidance, with revenue expected between $715 and $730 million and earnings of $2.87 to $2.93 per diluted share.

"ISC posted an exceptional first quarter, and we are on track for continued success," Ms. France Kennedy continued. "We look forward to hosting several successful events this quarter, particularly the realigned spring Cup weekend at Phoenix. We believe the Western U.S. is a growing market for motorsports, and an additional Cup race in the region will continue to cultivate that fan base and further strengthen our national footprint. We are excited for the future growth prospects this area of the country represents for ISC and the industry."

Ms. France Kennedy concluded, "We anticipate solid growth across all major revenue streams for 2005, resulting in another record year for the Company. We also we remain optimistic for our development projects in New York and the Pacific Northwest, which will provide additional opportunities for long-term growth. At the industry level, NASCAR's increasing popularity continues to lead to higher television viewership and event attendance, as well as increased corporate participation at all levels of the sport. The industry's outlook is positive and, combined with our internal growth initiatives and solid business fundamentals, we remain excited about our future."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern time. To participate, dial (973) 582-2710 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call. A live webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section. This section has been expanded to include a full range of company, financial, corporate governance and other data that is useful to the financial community.

A replay will be available one hour after the end of the call through midnight Tuesday, April 12, 2005. To access, dial (973) 341-3080 and enter the code 5869645, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other track ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

		Three Months Ended		
		February 29, 2004		February 28, 2005
		(Unaudited)		
REVENUES:				
Admissions, net	$	44,433	$	55,784
Motorsports related		68,489		100,269
Food, beverage and merchandise		16,290		20,949
Other		1,413		2,430
		130,625		179,432
EXPENSES:				
Direct expenses:				
Prize and point fund monies and NASCAR sanction fees		20,788		31,484
Motorsports related		21,218		28,435
Food, beverage and merchandise		9,583		12,632
General and administrative		21,222		23,171
Depreciation and amortization		10,746		11,863
		83,557		107,585
Operating income		47,068		71,847
Interest income		654		970
Interest expense		(5,475)		(3,055)
Equity in net loss from equity investments		(1,681)		(1,531)
Income from continuing operations before income taxes		40,566		68,231
Income taxes		16,116		27,113
Income from continuing operations		24,450		41,118
Income (loss) from discontinued operations, net of income taxes of $1,879 and ($64)		3,343		(53)
Net income	$	27,793	$	41,065
Basic earnings per share:				
Income from continuing operations	$	0.46	$	0.77
Income (loss) from discontinued operations		0.06		-
Net income	$	0.52	$	0.77
Diluted earnings per share:				
Income from continuing operations	$	0.46	$	0.77
Income (loss) from discontinued operations		0.06		-
Net income	$	0.52	$	0.77
Dividends per share	$	0.00	$	0.00
Basic weighted average shares outstanding		53,065,938		53,101,260
Diluted weighted average shares outstanding		53,162,847		53,223,241

Consolidated Balance Sheets

(In Thousands)

	November 30, 2004	February 28, 2005
		(Unaudited)
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 160,978	$ 106,059
Short-term investments	115,000	84,645
Receivables, less allowance of $1,500 in 2004 and 2005	52,798	107,260
Inventories	7,267	9,779
Prepaid expenses and other current assets	5,032	15,050
Total Current Assets	341,075	322,793
Property and Equipment, net of accumulated depreciation of $265,489 and $277,174, respectively	969,095	1,088,618
Other Assets:		
Equity investments	36,489	34,471
Intangible assets, net	148,989	149,580
Goodwill	99,265	99,331
Other	24,597	24,389
	309,340	307,771
Total Assets	$ 1,619,510	$ 1,719,182
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 7,505	$ 505
Accounts payable	28,854	29,324
Deferred income	114,518	163,207
Income taxes payable	25,241	26,178
Other current liabilities	15,078	20,460
Total Current Liabilities	191,196	239,674
Long-Term Debt	369,315	369,242
Deferred Income Taxes	165,617	175,306
Long-Term Deferred Income	11,503	11,428
Other Long-Term Liabilities	141	107
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 28,858,934 and 29,048,327 issued and outstanding at November 30, 2004 and February 28, 2005, respectively	289	291
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 24,409,903 and 24,224,360 issued and outstanding at November 30, 2004 and February 28, 2005, respectively	244	242
Additional paid-in capital	696,882	697,029
Retained earnings	187,689	228,754
Accumulated other comprehensive loss	(22)	-
	885,082	926,316
Less: unearned compensation-restricted stock	3,344	2,891
Total Shareholders' Equity	881,738	923,425
Total Liabilities and Shareholders' Equity	$ 1,619,510	$ 1,719,182

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